Legacy Reserves Announces Chairman Transition and Names Lead Independent Director

MIDLAND, Texas, May 12, 2016 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (NASDAQ:LGCY) today announced that the board of directors of the general partner of Legacy (the “Board”) has appointed Paul T. Horne, President, Chief Executive Officer, and director, as the Chairman of the Board, and that Kyle D. Vann, director, has been named as lead independent director of the Board. Cary D. Brown, the former Chairman of the Board, continues to serve as a director.

Mr. Horne is a founding member of Legacy's executive management team and was added to the Board in December 2014. He has managed operations at Legacy and certain of its predecessor companies since 2000 until being named the President and Chief Executive Officer on March 1, 2015. Previously, he worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles, primarily in the Permian Basin.

Mr. Vann was appointed to the Board on March 15, 2006 where he serves as the chairman of the Board’s compensation committee and as a member of the Board’s nominating, governance and conflicts committee.

Cary D. Brown has served as a member of the Board, and had served as the Chairman of the Board, since Legacy's formation. Mr. Brown had also previously served as Chief Executive Officer from Legacy's formation until March 1, 2015. "It has been an honor to serve as Chairman, and to work with Paul in developing Legacy into an organization of great people that we are proud of," said Mr. Brown. "I'm looking forward to Paul's continued leadership of the company, and my continued service on the Board."

“We are pleased to have been able to make a smooth CEO transition to Paul as part of our ongoing succession planning, and believe that it is time to complete that transition with Paul assuming the role of Chairman of the Board,” said Bill Granberry, chairman of the nominating, governance and conflicts committee. “We are thankful for Cary’s leadership and appreciate his continued service on the Board. We are also pleased with the creation of a lead independent director position, and look forward to Kyle Vann’s presence in that role and our continuing commitment to good corporate governance.”

About Legacy Reserves LP

Legacy Reserves LP is a master limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, East Texas, Rocky Mountain and Mid-Continent regions of the United States. Additional information is available at www.LegacyLP.com.

CONTACT:

Legacy Reserves LP
Dan Westcott, Executive Vice President and Chief Financial Officer
432-689-5200